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                                   EXHIBIT 4.1

           First Sterling Banks, Inc. 2000 Directors Stock Option Plan




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                           FIRST STERLING BANKS, INC.

                        2000 DIRECTORS STOCK OPTION PLAN

1. DEFINITIONS

     a. "Affiliate" - used to indicate a relationship to a specified person, firm, corporation, partnership, association or entity, and shall mean any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with such person, firm, corporation, partnership, association or entity.
     b. "Area" - the geographic area within twenty-five (25) miles of any branch banking office of the Corporation or any of its Affiliate banks.
     c. "Banks" - Community Bank of Georgia, The Eastside Bank & Trust Company, The Westside Bank & Trust Company and Main Street Bank.
     d.   "Board" - the Board of Directors of the Corporation.
     e.   "Code" - the Internal Revenue Code of 1986, as amended.
     f. "Committee" - the Compensation Committee of the Board or a committee named specifically by the Board to administer this Plan.
     g.   "Common Stock" - the common voting stock of the Corporation.
     h.   "Competing Business" - a federally insured financial institution.
     i.   "Corporation" - FIRST STERLING BANKS, INC.
     j. "Director" - a voting member of any of the Boards of Directors of the Banks or the Corporation.
     k. "Emeritus Director" - a former Director of any of the Banks or the Corporation who has been designated by any of the Boards of Directors of the Banks or the Corporation as an emeritus non-voting advisory member of any such Board.
     l. "Fair Market Value" - determined in good faith by the Board by reference to the price at which the shares of Common Stock are trading on the NASDAQ National Market System or any other exchange on which the shares may be traded.
     m. "Non-Competition Condition" - the non-competition condition described in Section 10 below.
     n. "Non-Qualified Options" - options which are not "qualified" within the meaning of Sections 422 and 423 of the Code.
     o.   "Option" - right to purchase shares of Common Stock.
     p. "Option Agreement" - formal agreement for each grant with specific terms and conditions not inconsistent with this Plan.
     q. "Optionee" - an eligible person under Section 5 below who has been granted Options under Plan.
     r.   "Plan" - the First Sterling Banks, Inc. 2000 Directors Stock Option
          Plan.

2. PURPOSE

     The purposes of the Plan is to advance the interests of the Banks and the Corporation and its shareholders by providing Directors and Emeritus Directors of the Banks and the

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     Corporation a sense of proprietorship and personal involvement and to encourage Directors and Emeritus Directors of the Banks and the Corporation to remain with and devote their best efforts to their respective Bank or the Corporation.

3. SHARES SUBJECT TO THE PLAN

     There shall be authorized and reserved for issuance upon the exercise of Options to be granted under the Plan 175,703 shares of Common Stock.

4. ADMINISTRATION

     The Committee shall have complete authority to interpret the Plan, make grants, and determine terms and conditions within the context of the Plan.

5. ELIGIBILITY

     The following persons are eligible to receive Options under the Plan: All Directors and Emeritus Directors of the Banks and the Corporation. To the extent that shares are available, Directors who take office subsequent to the effective date of the Plan shall be eligible to receive Options.

6. GRANTING OF OPTIONS; OPTION EXERCISE PRICE

     All Options granted under the Plan will be Non-Qualified Options and evidenced by an Option Agreement. The following individuals will receive an Option to purchase the number of shares of Common Stock indicated at $11.625 per share, which the Board has determined to be the Fair Market Value of the stock as of the date of the grant. The Options will vest immediately.

               NAME                                 NUMBER OF SHARES
               ----                                 ----------------
               T. H. Avery                               15,973
               Denny M. Dobbs                            15,973
               Fred W. Greer, Jr.                        15,973
               Louly F. Hay                              15,973
               C. Candler Hunt                           15,973
               Randall G. Meadows                        15,973
               A. Lamar Ouzts                            15,973
               Joseph E. Patrick, Jr.                    15,973
               Joseph W. Sharp                           15,973
               Frank B. Turner                           15,973
               Edgar H. Wood                             15,973

     The Committee may make additional grants of Options as desirable. Any Option granted hereunder shall have a per share option exercise price at least equal to the Fair Market

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     Value of a share on the date of the grant as determined in good faith by the Board of Directors.

7. TERM OF OPTION

     Options granted hereunder shall be exercisable in whole or in part, from time to time, during the ten year period subsequent to the date of the grant. Except as provided in Section 11, no Option granted under the Plan may be exercised prior to six months after the date it is granted.

8. MANNER OF EXERCISE

     The Options shall be exercised by written notice, delivered to the Corporation and signed by the Director or Emeritus Director or his or her successors stating the number of shares with respect to which the Option is being exercised. Payment in full of the Option price of the shares must be made at the time of exercise, and payment may be made in cash or shares of the Common Stock previously held by the Optionee or a combination thereof. Payment in shares may be made with shares received upon the exercise or partial exercise of an Option, whether or not involving a series of exercises or partial exercises and whether or not share certificates for such shares surrendered have been delivered to the Optionee. Shares surrendered in payment of the Option Price shall be valued at the Fair Market Value as of the date of the exercise.

9. NON-TRANSFERABILITY

     Options can only be transferred by will or by the laws of descent and distribution.

10. NON-COMPETITION CONDITION

     Any Option granted hereunder is subject to the condition that the Optionee does not violate the Non-Competition Condition set forth herein. The Option of any Optionee shall terminate immediately upon the violation by the Optionee of the Non-Competition Condition. A good faith determination by the Board that the Optionee has violated or is in violation of the Non-Competition Condition shall be conclusive for all purposes hereunder. The Non-Competition Condition is as follows: During the term of any Option granted to the Optionee, the Optionee shall not (except on behalf of, or with the prior written consent of, the Corporation) for a Competing Business located within the Area, either directly or indirectly, on his or her own behalf, or in the service or on behalf of others, as a principal, partner, organizer, officer, director, emeritus or advisory director, manager, consultant, or an employee whose duties include business development, marketing or public relations, work for, engage or participate in any such Competing Business.

11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; ACCELERATION OF EXERCISE RIGHTS

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     The total number of shares on which Options may be granted under the Plan and Option rights (both as to the number of shares and the option price) shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock of the Corporation resulting from a stock split or payment of a stock dividend on the Common Stock, a subdivision or combination of shares of the Common Stock, or a reclassification of the Common Stock, and in the event of a merger or consolidation in accordance with the following paragraph.

     After any merger, consolidation or reorganization of any form involving the Corporation as a party thereto involving any exchange, conversion, adjustment or other modification of the outstanding shares of the Corporation's Common Stock, each Optionee at the time of such reorganization shall, at no additional cost, be entitled, upon any exercise of his or her Option, to receive, in lieu of the number of shares as to which such Option shall then be so exercised, the number and class of shares of stock or other securities or such other property to which such Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation, if at the time of such merger or consolidation, such Optionee had been a holder of record of a number of shares of the Common Stock of the Corporation equal to the number of shares as to which such Option shall then be so exercised. Comparable rights shall accrue to each Optionee in the event of successive mergers or consolidations of the character described above.

     The foregoing adjustments and the manner of their application will be in the sole discretion of the Committee to determine.

     In the event of: (1) the adoption of a plan of merger or consolidation in which the Corporation's shareholders as a group would receive less than 50% of the voting capital stock of the surviving entity; (2) the approval by the Board of Directors of the Corporation of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) of substantially all the assets of the Corporation; or (3) the acquisition of more than 20% of the Corporation's voting capital stock by any person as defined by Section 13(d)(3) of the Securities and Exchange Act of 1934, other than a person, or group including a person who beneficially owned, as of the effective date of the Plan, more than 3% of the Corporation's securities, then, in the absence of a prior expression of approval of the Board Of Directors of the Corporation, any Option granted hereunder shall become immediately exercisable in full, subject to any appropriate adjustments in the number of shares subject to Option and the Option Price, and shall remain exercisable for the remaining term of such Option, regardless of whether such option has been outstanding for six months or of any provision contained in the Stock Option Agreement with respect to limitations of the exercisability of the Option or any portion thereof for any length of time.

     Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Corporation each Option granted under the Plan shall terminate.

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     The grant of an Option pursuant to this Plan shall not in any way affect the right or power of the Corporation to make adjustments, reclassifications, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

12. EFFECTIVENESS OF THE PLAN

     The effective date of the Plan shall be July 12, 2000, the date of the approval of the Plan by the Board of Directors of the Corporation, subject to the approval of the Plan by the shareholders of the Corporation within one (1) year following such date. No Option granted hereunder may be exercised prior to the approval of the Plan by the shareholders of the Corporation, and in the event that the shareholders fail to approve the Plan within one year of any Option grants made pursuant to the Plan, then all such Options shall be void.

     No Options may be granted under the Plan after the expiration of ten years from and including the effective date of the Plan.

13. AMENDMENT AND TERMINATION

     The Plan may be amended or terminated by the Board at any time as deemed in the best interests of the Corporation; provided, however, no amendments shall be made in the Plan without the approval of the shareholders of the Corporation which:

     a. Increase the total number of shares for which options may be granted under the Plan except as provided in Section 11.

     b. Change the minimum purchase price for the optioned shares except as provided in Section 11.

     c. Affect any outstanding option or any unexercised right thereunder except as provided in Section 11.

     d.   Extend the option period provided in Section 7.

     e.   Extend the termination date of the Plan.


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